                                                                    Exhibit 12.1

                          THERMO ELECTRON CORPORATION

                      Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)


                                                                               Three
                                                                               Months
                                                                               Ended
                                                Year Ended                    ---------
                            ------------------------------------------------  March 29,
                              1992      1993      1994      1995      1996      1997
                            --------  --------  --------  --------  --------  ---------

Income before provision
  for income taxes and
  cumulative effect of
  change in accounting
  principle                 $ 88,673  $110,381  $175,414  $238,293  $301,661   $ 80,455
Less:
  Minority interest
    in losses of
    consolidated
    subsidiaries                (281)     (215)        -      (789)   (1,797)    (4,213)
Add:
  Minority interest
    in consolidated
    subsidiaries
    with fixed
    charges                   14,183    21,301    30,962    61,044    74,306     21,275
  Interest on
    indebtedness
    and amortization
    of debt expense           24,322    31,736    59,844    77,861    96,695     21,412
  Portion of rents
    representative
    of the interest
    factor (1)                15,208    15,621    15,806    16,251    20,856      5,774
                            --------  --------  --------  --------  --------   --------
      Income, As
        Adjusted            $142,105  $178,824  $282,026  $392,660  $491,721   $124,703
                            ========  ========  ========  ========  ========   ========

Fixed Charges:
  Interest on
    indebtedness
    and amortization
    of debt expense         $ 24,322  $ 31,736  $ 59,844  $ 77,861  $ 96,695   $ 21,412
  Portion of rents
    representative
    of the interest
    factor (1)                15,208    15,621    15,806    16,251    20,856      5,774
  Capitalized
    interest                   7,100     8,400     2,114         -         -          -
                            --------  --------  --------  --------  --------   --------
      Fixed Charges         $ 46,630  $ 55,757  $ 77,764  $ 94,112  $117,551   $ 27,186
                            ========  ========  ========  ========  ========   ========

Ratio of Earnings
  to Fixed Charges              3.05      3.21      3.63      4.17      4.18       4.59
                            ========  ========  ========  ========  ========   ========

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(1)  Portion of rents representative of the interest factor is 1/3 of total rents.